Absolute Investment Advisers, LLC

Code of Ethics

December 10, 2013

1. Code of Ethics

This Code of Ethics (the "Code") has been adopted by Absolute Investment Advisers LLC, ("AIA" or the "Adviser") with respect to the Adviser's investment advisory services to U.S. registered investment companies or series thereof (each a "Fund"). The Code establishes standards and procedures for the detection and prevention of inappropriate personal securities transactions by persons having knowledge of the investments and investment intentions of a Fund and addresses other situations involving a potential conflict of interest.

This Code of Ethics is predicated on the principle that AIA owes a fiduciary duty to its clients. Accordingly, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients.

2. Standards of Conduct

This Code of Ethics consists of the following core principles:

•The interests of clients will be placed ahead of the Firm's or any employee's own investment interests at all times.

•Employees are expected to conduct their personal securities transactions in accordance with the Firm's Personal Trading Policy and must avoid any actual or perceived conflict of interest with clients. Anyone with questions regarding the appearance of a conflict with a client should consult with the Chief Compliance Officer (CCO) before taking action that may result in an actual conflict.

•Employees will avoid any abuse of their position of trust and responsibility.

•Employees will not take inappropriate advantage of their position within AIA.

•Employees are expected to act in the best interests of all clients of the Firm.

•The fiduciary principle that independence in the investment decision-making process is paramount.

•Employees are expected to comply with federal and all other applicable securities laws. Strict adherence to these policies and other policies and procedures of the Firm will assist everyone in complying with this important requirement.

•The fiduciary principle that information concerning the identity of security holdings and financial circumstances of all clients is confidential.

As part of the required standards of conduct, employees are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•To defraud such client in any manner.

•To mislead such client, including by making a statement that omits material facts.

•To engage in any act, practice, or course of conduct which operates or would operate as a fraud or deceit upon such client.

•To engage in any manipulative practice with respect to such client.

•To engage in any manipulative practice with respect to securities, including price manipulation.

Compliance with this fiduciary duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

Failure to Comply with the Provisions of the Code - Sanctions

Compliance with the provisions of this Code shall be considered a basic condition of employment with AIA. Employees are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for termination of employment.

CCO Designee

The CCO may delegate functions described in the Code to a designee including delegating to Hardin Compliance consulting with appropriate oversight.

3. The Code Covers These Employees

The Code covers all "supervised persons." In addition, a subset of these supervised persons, known as "Access Persons" and/or "Investment Personnel" (as defined in section 4 and listed on Exhibit A) must comply with specific reporting and preclearance requirements.

Supervised persons include:

1) Directors, officers, and partners of AIA (or other persons occupying a similar status or performing similar functions).

2) Employees of AIA.

3) Any other person who provides advice on behalf of AIA and is subject to our supervision and control.

4. Definitions

For Purposes of this Code of Ethics:

"Access Person" as defined by the Investment Adviser's Act shall mean a supervised person who has access to nonpublic information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

"Access Person" as defined by the Investment Company Act shall mean any Advisory Person of a Fund or of a Fund's investment adviser. If an investment adviser's primary business is advising Funds or other advisory clients, all of the investment adviser's directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of a Fund's directors, officers, and general partners are presumed to be Access Persons of the Fund.

Exhibit A designates AIA's Access for purposes of the Code. .

"Advisory Person" of a Fund or of a Fund's investment adviser shall mean:

•Any director, officer, general partner or employee of the Fund or investment advisor (or of any company in a control relationship to the Fund or investment advisor) who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

•Any natural person in a control relationship to the Fund or investment adviser who obtains information concernin g recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

"Investment Personnel" of a Fund or a Fund's investment adviser shall mean:

•Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

•Any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

"Family Members": For purposes of personal securities reporting requirements, terms such as "employee," "account," "supervised person," and "access person" are defined to also include the person's immediate family (including any relative by blood or marriage) living in the employee's household, and any account in which he or she has a direct or indirect beneficial interest (such as a trust). Personal securities reporting requirements do not include other individuals living in the employee's household but partners and employees should be cognizant of the confidentiality of the business of the adviser. Information should not be shared with others in their circle of home, friends or family.

"Beneficial Owner" shall have the meaning as that set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which an Access Person owns or acquires. A beneficial owner of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest (the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities) in a security.

"Indirect pecuniary interest" in a security includes securities held by a person's immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships).

"Reportable Fund" as defined by the Investment Advisers Act shall have the same meaning as it does in Rule 204A-1 and generally means (1) any fund for which the Company serves as an investment adviser (including sub-adviser), including closed-end funds and open-end funds and (2) any fund whose investment adviser or principal underwriter controls the Company, is controlled by the Company, or is under common control with the Company. Note: Refer to Exhibit B for a list of Reportable Funds.

"Covered Security" and "Reportable Security" as defined by both Acts shall mean any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

A covered or reportable security does not include:

•Direct obligations of the Government of the United States;

•Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

•Shares issued by open-end Funds

•Shares issued by money market funds;

•Shares of Absolute Investment Advisers LLC (such ownership shares and applicable account information are reflected directly on AIA's books and are subject to restrictions on transfer)

"Preclearance Security" means a security that requires preclearance with the CCO. A Preclearance Security includes securities defined as Covered Securities but does not include any of the following exclusions from the definition of Covered Securities:

•Exchange traded funds and notes ("ETFs" and "ETNs") with AUM of $1 billion or more.

Covered Securities that are not Preclearance Securities remain subject to the reporting requirements of the Code.

"Control" has the same meaning as in section 2(a)(9) of the Act.

"Fund" means an investment company registered under the Investment Company Act.

"Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

"Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

5. Conflicts of Interest

Conflicts among Client Interests: Conflicts of interest may arise where the Firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts; accounts compensated by performance fees over accounts compensated differently; accounts in which employees have made material personal investments; accounts of close friends or relatives of supervised persons). Favoritism of one group of clients over another is prohibited under the Code.

Competing with Client Trades: This Code prohibits access persons from using knowledge about pending or currently considered securities transactions for clients to profit personally (directly or indirectly) as a result of such transactions, including by purchasing or selling such securities for their own, their family's or their friends' accounts or by relaying such information to others for their use.

Disclosure of Personal Interest: Investment personnel are prohibited from recommending, implementing or considering any securities transaction for a client without first disclosing any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person. This designated person for AIA shall be the Chief Compliance Officer. If such designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Note: AIA's Compliance Manual includes separate policies and procedures relating to political contributions, conflicts of interest, and gifts and entertainment.

Service as Director for an Outside Company

Any employee of AIA wishing to serve as director for an outside company (public or private) must first seek the written approval of the CCO or in the CCO's case, the Firm's Managers. The CCO, in reviewing the request, will determine whether such service is inconsistent with the interest of the Firm and our clients.

Outside Business Interests

Any employee of AIA wishing to engage in business activities outside of AIA's business must first seek written approval from the CCO and, if requested, provide periodic reports to the CCO summarizing those outside business activities.

Political Contributions

Contributions to persons in, or in the process of running, for political office should be made with caution. AIA prohibits any employee from making a political contribution to gain, or to attempt to gain, an engagement for AIA or any affiliate. Contributions are allowable in amounts as dictated by local, state or federal law. Employees are prohibited from making contributions to elected officials who may have influence in awarding engagements for which AIA or any affiliate is or may be proposing.

Note: AIA's Compliance Manual includes separate policies and procedures relating to political contributions, conflicts of interest, and gifts and entertainment.

6. Confidentiality

All information concerning the identity of security holdings and financial circumstances of clients (both current and former) or prospective clients is confidential.

All information about clients must be kept in strict confidence, including the client's identity (unless the client consents), the client's financial situation, the client's security holdings, and advice furnished to the client by the Firm.

7. Protection of Material Nonpublic Information (i.e., Insider Trading)

Supervised persons are expected to exercise diligence and care in maintaining and protecting our clients' nonpublic, confidential information.

Supervised persons are also expected not to divulge information regarding AIA's securities recommendations or client securities holdings to any individual outside of the Firm, except

•As necessary to complete transactions or account changes (for example, communications with brokers, fund accounts and custodians);

•As necessary to maintain or service a client or his/her account;

•With various service providers providing administrative functions for AIA, only after we have entered into a contractual agreement that prohibits the service provider from disclosing or using confidential information except as necessary to carry out its assigned responsibilities and only for that purpose; or

•As permitted by law.

8. AIA's Personal Security Transaction Policy

Employees, and their immediate family members, may not purchase or sell any security in which the Employee has a beneficial ownership unless the transaction has complied with the Personal Security Transaction Policy set forth below. AIA's Access Persons are subject to the Preclearance and Reporting Requirements as outline in this Code.

Personal Transactions not Subject to Restrictions

Any transactions in an account in which the Access Person has a beneficial interest, but over which he/she has no direct or indirect influence or discretion, are not subject to the pre-clearance or reporting requirements as outlined in the sections that follow. Examples that are not subject to this Code include the following:

•Discretionary Accounts—where the purchase or sale in the accounts are non-volitional on the part of the Access Person

•Non-discretionary accounts that do not hold any covered/reportable securities (as defined in Section 4)

Pre-Clearance Requirements

All Access Persons must obtain prior written approval from the CCO or his/her delegate before engaging in personal securities transactions involving a preclearance Security unless otherwise excluded below. Preclearance requests shall be submitted using the "Trade Pre-Clearance Requests" option within the MyComplianceOffice system. The CCO will review the request and reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct. Once pre-clearance is granted to an Employee, such Employee may only transact in that security for the time period provided in the approval if applicable. Approval time may vary given the circumstances of the transaction. If the Employee wishes to transact in that security beyond the time period provided for in the approval, they must again submit a pre-clearance request within the MyComplianceOffice. The Adviser will maintain such preclearance requests in the format provided by MyComplianceOffice. The Adviser initiated MyComplianceOffice in Q4 2012.

Note that Access Persons must obtain preclearance for any investment in an initial public offering (IPO) or private placement/private offering (including real estate securities offerings) within the MyComplianceOffice system as noted above.

EXCEPTIONS to the Pre-Clearance Requirements:

•Cashless exercise of employee stock options

•Gifts to charities involving covered securities

•Purchases as part of an automatic dividend reinvestment plan

•Purchases/sales effected upon the exercise of rights issued by an issuer pro rate to all holders of a class of its securities

•Any purchases or sales that are non-volitional on the part of the access person (discretionary trades)

9. Reporting Requirements

The Adviser utilizes a compliance management system, MyComplianceOffice, for reporting and pre-clearance of covered/reportable securities and accounts for the firm's Access Persons. The MyComplianceOffice system is used for the firm's recordkeeping requirements of access persons and the firm. Such reports will be maintained for the Adviser's records in the format provided by MyComplianceOffice. The Adviser initiated MyComplianceOffice in Q4 2012.

Initial Holdings Reports

All Access Persons must provide the CCO with an Initial Holdings Report within 10 days of becoming an Access Person. The report must include a list of all reportable accounts and the holdings of all reportable securities. The information must be current as of a date no more than 45 days prior to the date of becoming an Access Person.

NOTE: Access persons can satisfy this requirement by reporting through the MyComplianceOffice System. The report must include the title, number of shares and principal amount of any Covered security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person; the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held and the date that the report is submitted by the Access Person.

Annual Holdings Reports

All Access Persons receive a request to review their Holdings Report within the MyComplianceOffice system on an annual basis and must certify to the accuracy or report any discrepancies of the Holdings Report by January 30. The report must include at a minimum the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership as of December 31; the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and the date that the report is submitted by the Access Person.

Reportable Fund Holdings Report

All Access Persons receive a request to review their Reportable Fund Holdings within the MyComplianceOffice system on an annual basis and must certify to the accuracy or report any discrepancies of the Reportable Fund Holdings Report by January 30. The report must include a list of any holdings in the Absolute Funds as of December 31.

Quarterly Transaction Reports

All Access Persons must report, within 30 days of quarter end, any reportable transactions in reportable securities, including reportable funds, that took place during the prior calendar quarter. Each Access Person receives a request to review their quarterly personal securities transactions within the MyComplianceOffice system for the prior quarter and certify to the accuracy or report any discrepancies. The report, at a minimum, must include the date of the transaction, title, number of shares and principal amount of each reportable security, the nature of the transaction and price at which it was effective and the name of broker, dealer or bank with whom the Access Person maintains an account in which reportable securities are held as of the previous quarter-end.

NOTE: Access persons may satisfy the quarterly transaction reporting requirements by setting up reporting through the MyComplianceOffice system. Records are maintained in the format provided by MyComplianceOffice. With respect to any account established by an Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person; reporting must, at a minimum, include the name of the broker, dealer or bank with whom the Access Person established the account; the date the account was established; and the date that the report is submitted by the Access Person.

10. Review of Reportable Personal Security Transactions

The CCO, or his designee, will review reportable securities transaction activity within the MyComplianceOffice system to confirm there were no violations of the Code or evidence of improper trading activities or conflicts of interest by the Access Person. Security transactions and holdings are maintained in the MyComplianceOffice system in accordance with the records retention provisions of Rule 204-2(e) of the Advisers Act.

Note: Should the CCO wish to engage in any reportable securities transactions, the pre-clearance request will be submitted within the MyComplianceOffice system and assigned to the Portfolio Manager for review and reportable security transactions of the CCO will also be assigned to the Portfolio Manager for review within the MyComplianceOffice system.

11. Code of Ethics and Personal Trading Policy Violations

Employees are required to report promptly any apparent or suspected violations of this policy to the CCO (including the discovery of any violation committed by another employee). Examples of items that should be reported include but are not limited to noncompliance with federal securities laws, conduct that is harmful to clients and purchasing securities contrary to the Personal Trading Policy. Such violations must be reported to the CCO on a timely basis. If the possible violation involves the CCO, please report directly to one of the other Managing Partners.

Such reports will not be viewed negatively by Firm management. All reports will be treated with the utmost level of confidentiality. Retaliation by the Firm or any principal or employee against anyone who reports a suspected violation is prohibited. Such attempted retaliation would be treated as a further violation of this Code.

12. Recordkeeping Policy

Records will be maintained for a minimum of two years in AIA's home office and three additional years in an easily accessible place, for a total of five years. The Adviser utilizes a compliance management system, MyComplianceOffice, for reporting and pre-clearance of covered/reportable securities for the firm's Access Persons. The MyComplianceOffice system is used for the firm's recordkeeping requirements of access persons and the firm. Such reports, including but not limited to broker statements, transactions, and holdings will be maintained in the format provided by MyComplianceOffice. In addition, some records may be maintained in duplicate on the firm's server. Records retained prior to the implementation of the MyComplianceOffice system are maintained on the firm's server in accordance with the retention periods noted below. The Adviser initiated MyComplianceOffice in Q4 2012.

The following records shall be maintained for the required document retention period:

•A copy of each Code that has been in effect at any time during the last five years.

•A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred.

•A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person. (These records must be kept for five years after the individual ceases to be a supervised person of the Firm.)

•Holdings and transaction reports made pursuant to the Code for five years.

•A list of the names of persons who currently, or within the past five years, were access persons or investment personnel.

•A record of any decision and supporting reasons for approving the acquisition of securities by access persons in limited offerings, including IPOs, for at least five years after the end of the fiscal year in which approval was granted.

•A record of any decisions and supporting reasons that grant supervised persons or access persons a waiver from or exception to the Code. Maintain for five years.

•Copies of all reports provided to Senior Management regarding the annual review of the Code and a listing of any material violations. Maintain for five years.

•A record of persons responsible for reviewing the access persons reports currently and during the previous five years.

Firm records may be destroyed once the required retention period noted above has expired.

13. Administration and Enforcement of the Code
Training and Education

The CCO or his designee is responsible for training and educating supervised persons regarding the Code. Training will occur periodically and all supervised persons are required to attend any training and/or read all applicable materials as provided by the CCO.

Quarterly Certification/Questionnaire to the Funds' CCO and/or Board

On a quarterly basis, the CCO provides the following information to the Funds' Board and/or CCO in a quarterly questionnaire/certification:

•Certifies that procedures have been adopted to reasonably prevent Access Persons from violating this Code.

•Notes whether any issues arose with respect to the Code since the last report to the Board including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations.

•Identifies any recommended changes in the existing procedures based upon evolving industry practices or developments in applicable laws or regulations.

New Employee Acknowledgement

New employees must acknowledge they have read and understand and agree to comply with this Code of Ethics and Personal Trading Policy.

Annual Employee and Amendment Acknowledgements

All employees are required to acknowledge annually that they have read, understand and agree to comply with the Code, in connection with the Firm's annual policy acknowledgement process. Amendments will be distributed via MyComplianceOffice and again, an acknowledgement must be completed.

Form ADV Disclosure

A description of our Code is provided in the Firm's Form ADV, Part II, Schedule F. If requested, a copy of the complete Code will be provided to any current or prospective client that makes a request. The Firm's Form ADV will be updated if necessary to reflect amendments to the Code.

Sanctions

Violations of the Code may result in disciplinary action against any Managing Partner, employee or supervised person. The disciplinary action may be whatever the Chief Compliance Officer deems appropriate given the situation, and may include a written warning, fines, disgorgement of profits and/or losses avoided, suspension, demotion, or termination of employment. Violations may also be referred to civil or criminal authorities where appropriate.

Further Information

For further information regarding the Code of Ethics and Personal Trading Policy for Absolute Investment Advisors, please contact the CCO.

Anthony Bosch

Absolute Investment Advisors, LLC

18 Shipyard Drive, Suite 3C, Hingham, MA 02043

tbosch@absoluteadvisers.com

Exhibit A

Absolute Investment Advisers: List of Access Persons

Chris Aymond, Principal

Anthony Bosch, Principal

Jay Compson, Principal**

Brian Hlidek, Principal

Nathan Houser, Analyst**

Neil Kristian, VP of Operations**

** Investment Personnel

Exhibit B

List of Reportable Funds

Absolute Strategies Fund (AFSFX)

Absolute Opportunities Fund (AOFOX)